Exhibit 10.27(c)

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), dated as of September 1, 2008, is by and between ROBERT MEYERS (the "Executive"), and
PLAYBOY ENTERPRISES, INC., a Delaware corporation (the "Employer" or the "Company"), hereby amending, restating and superseding that prior Employment
Agreement between the parties dated September 15, 2006 (the "Original Agreement"), for compliance with Section 409A of the Internal Revenue Code of 1986 (the "Code").

                                    RECITALS

      WHEREAS, Employer is primarily engaged in the business of multimedia entertainment. Employer desires to continue employment with Executive, and Executive desires to continue his employment with Employer on the terms and subject to the conditions set forth below.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

      1. Employment of the Executive. Employer hereby agrees to continue employing Executive and Executive hereby agrees to remain in the employ of Employer, as an Executive Vice President of Employer, upon the terms and conditions hereinafter set forth.

      2. Employment Period. As provided in the Original Agreement, the term of Executive's employment under this Agreement (the "Employment Period") commenced as of September 15, 2006 (the "Commencement Date") and, subject to earlier termination as provided pursuant to Section 5 below, shall continue for a period of three years (the "Initial Period") after the Commencement Date. Unless earlier terminated pursuant to Section 5 below, at the end of the Initial Period, the parties will determine whether or not to renew this Agreement, and, if so, on what terms and conditions.

      3.    Duties and Responsibilities. During the Employment Period, Executive
(i) shall have the title of Executive Vice President and President, Media Group,
(ii) shall devote his full business time and attention and expend his best efforts, energies and skills on a full-time basis to the business of the Company, and shall not engage in any other activity that would interfere with the performance of his duties under this Agreement (provided that Executive is permitted to serve on the board of directors of Double Click - to the extent that doing so does not create any conflict of interest with Executive's obligations or duties under this Agreement--other organizations, subject to approval of the Company's Chief Executive Officer (CEO), or engage in endeavors related to the community, his faith and other charitable functions which do not materially interfere with the performance of his duties hereunder) and (iii) shall perform such duties, and comply with all reasonable directions and instructions of the Company's CEO.

            (a) During the Employment Period, Executive's responsibilities will include all pay and free cable and satellite broadcast television, home video and theatrical entertainment development activities of the Company, and the associated production, programming and distribution activities, the Company's online, radio and wireless activities and the Company's publishing activities (other than international publishing); provided, however, that the foregoing will not be construed so as to prevent or limit the

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      Company's  good  faith  determination  for bona fide  business  reasons to operate one or more of any such activities through a joint venture, third party license or other arrangement with a third party, subject to Section 5(e)(ii) below.

            (b) During the Employment Period, Executive will report to the Company's CEO and will be the Company's most senior executive in regard to those responsibilities set forth in paragraph (a) immediately above.

      4.    Compensation.

            (a) Base Salary. For all services rendered and required to be rendered by, covenants of and restrictions in respect to Executive, under this Agreement, Employer shall pay to Executive during and with respect to the Employment Period, and Executive agrees to accept a base salary computed at a rate of $721,000.28 (which became effective as of December 29, 2007) per annum ("Base Salary"), payable on a biweekly basis in accordance with the Employer's standard payroll practices.

            (b) Incentive Program. Executive shall also be eligible to participate in a Board of Directors' approved incentive compensation plan, as in place from time to time, with Executive's being eligible to earn up to a maximum potential of 100% of his Base Salary. The incentive compensation will be based in part (50%) on the Company's fiscal year net income performance as determined by the CEO and the Company's Board of Directors and in part (50%) on Media Group financial performance established by the CEO in consultation with Executive. Subject to Section 5 hereof and as provided in the Original Agreement, incentive compensation for fiscal years 2006 and 2009 will be prorated based on Executive's initial hire date of September 15, 2006.

            (c) Equity Awards. As provided in the Original Agreement, for calendar year 2008 and 2009, Executive will be granted 20,000 deferred stock awards subject to the terms and conditions determined by the Company's Compensation Committee of the Company's Board of Directors consistent with the terms and conditions of deferred stock awards to other executive officers of the Company (which will include performance goals based on the Company's operating income as such term is used and determined by the Company for purposes of the Company's rolling three year plan). Any such deferred stock awards shall be paid to Executive in a lump sum no later than March 15 of the year following the year in which such awards vest.

            (d)   Other  Benefits.  Executive  will  continue  to be entitled to participate in the Company's health benefit plans, Executive vacation policy, matching 401-K plan, deferred compensation plan and similar plans in effect from time to time. Executive's participation in the foregoing plans, perquisites and travel and entertainment policy will be on terms no less favorable than afforded to other executives of the Company commensurate with Executive's level.

      5.    Termination of Employment Period; Change of Control.

            (a) Termination by the Company for Cause. Employer may, at any time during the Employment Period by notice to Executive (the "Termination Notice"),

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      terminate the Employment  Period for "Cause"  effective  immediately.  The
      Termination Notice shall specify the Cause for termination. In such an event, Executive shall not be entitled to any compensation or other amount from the Company from the effective date of termination. For purposes hereof, for "Cause" means a:

                  (i) willful failure or refusal by Executive to implement or follow lawful policies or directions of the CEO or Board of Directors after notice from Company;

                  (ii) commission by Executive of an act of moral turpitude or act bringing disgrace or disrepute to the Company, or commission of/conviction for any felony or any misdemeanor involving theft, fraud or other dishonest action or event that results in harm to the Company;

                  (iii) material violation of this Employment Agreement; and

                  (iv)  material   misrepresentation  or  material  and  willful
            non-disclosure by Executive to the Company in connection with performance of Executive duties.

      Provided that in the event any such wrongful conduct is capable of being cured, Executive will have fifteen (15) days from his receipt of the Termination Notice to cure such conduct to the reasonable satisfaction of Company.

            (b) Termination by the Company Without Cause. The Company may terminate this Agreement at any time, by delivering a notice to Executive, without Cause, effective thirty (30) days after Executive receives such notice in accordance with the terms hereof. In such an event, Executive's sole remedy shall be:

                  (i) To collect all unpaid Base Salary and all unreimbursed expenses payable for all periods through the effective date of termination; plus

                  (ii) A severance payment in the sum of twelve (12) months of Executive's then Base Salary; plus

                  (iii) A prorata payout under the incentive  compensation  plan for Executive in the year of such termination in an amount equal to the fraction, the numerator of calendar days from the beginning of the year of such termination through the effective date of termination and the denominator of which is 365.

      (the sum of subparagraphs (i), (ii) and (iii) immediately above being collectively referred to as the "Severance Payment"). With respect to the amounts due:

                        (A) under subparagraph (i) immediately above, such amount shall be payable in a lump sum no later than ten (10) days following the effective date of the termination under this paragraph (b);

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                        (B)   under  subparagraph  (ii) immediately  above, such
                  amount shall be payable in a lump sum on the first day of the seventh month following the date of the termination under this paragraph (b); and

                        (C) under subparagraph (iii) immediately above, such amount shall be payable in accordance with the terms of the relevant underlying incentive compensation plan at the time all other executives are paid pursuant to such plan with respect to any such incentive compensation for such year which includes Executive's date of termination under this paragraph
                  (b).

            (c)   Executive's Disability.

                  (i) Determination of Disability. In the event Executive becomes totally disabled or disabled such that he is rendered unable to perform substantially all of his usual duties for Company, and if such disability shall persist for a continuous period in excess of three months, or an aggregate period in excess of three months in any one fiscal year, Company shall have the right at any time after the end of such period during continuance of Executive's disability by the delivery of not less than thirty (30) days' prior written notice to Executive to terminate Executive's employment under this Agreement whereupon the applicable provisions of subparagraph (ii) immediately below shall apply. For purposes of this Agreement, if Executive and Company shall disagree as to whether Executive is totally disabled, or disabled such that he is rendered unable to perform substantially all of his usual duties for Company as set forth above, or as to the date at which time such total disability began, the decision of a license medical practitioner, mutually agreed upon by the parties, shall be binding as to both questions. If the parties cannot agree as to the identity of the licensed medical practitioner, Executive shall select a licensed medical practitioner of his choice and the Company shall select a licensed medical practitioner of its choice. The two licensed medical practitioners so selected shall select a third licensed medical practitioner, which third individual shall resolve either or both of the questions referred to above and which resolution shall be binding upon the parties.

                  (ii) Termination Due to Disability. If Executive's employment with the Company is terminated on account of Executive's disability as provided for in subparagraph (i) immediately above, then Executive shall only be entitled to receive, and Company shall pay to Executive (or Executive's estate or personal representative, as applicable) the following amounts:

                        (A)   all  unpaid  Base  Salary  and  all   unreimbursed
                  expenses payable for all periods through the effective date of termination; plus

                        (B) the sum of six months of Executive's then Base Salary; plus

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                        (C)   a pro rata payout under the incentive compensation
                  plan for Executive in the year of such termination in an amount equal to the fraction, the numerator of which is the number of calendar days from the beginning of the year of such termination through the effective date of termination and the denominator of which is 365.

      With respect to the amounts due as a result of your disability:

                              (I) under Clause (A) immediately above, such amount shall be payable in a lump sum no later than ten
                        (10) days following the effective date of the Executive's termination due to disability;

                              (II) under Clause (B) immediately above, such amount shall be payable in a lump sum on the first day of the seventh month following the date of the Executive's termination due to disability; and

                              (III) under  Clause (C)  immediately  above,  such
                        amount shall be payable in accordance with the terms of the relevant underlying incentive compensation plan at the time all other executives are paid pursuant to such plan with respect to any such incentive compensation for such year which includes Executive's date of termination due to disability.

            (d) Executive's Death. If Executive's employment with the Company is terminated on account of Executive's death, then Executive's estate or personal representative, as applicable, shall only be entitled to receive, and Company shall pay to Executive's estate or personal representative, as applicable, the following amounts:

                  (i) all unpaid Base Salary and all unreimbursed expenses payable for all periods through the effective date of termination; plus

                  (ii) the sum of six {6) months of Executive's then Base Salary; plus

                  (iii) a pro rata payout under the incentive  compensation plan for Executive in the year of such termination in an amount equal to the fraction, the numerator of which is the number of calendar days from the beginning of the year of such termination through the effective date of termination and the denominator of which is 365.

      With respect to the amounts due as a result of your death:

                        (A) under subparagraph (i) immediately above, such amount shall be payable in a lump sum no later than ten (10) days following the effective date of the Executive's death;

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

                        (B) under subparagraph (ii) immediately above, such amount shall be payable in a lump sum no later than ten (10) days following the effective date of the Executive's death; and

                        (C) under subparagraph (iii) immediately above, such amount shall be payable in accordance with the terms of the relevant underlying incentive compensation plan at the time all other executives are paid pursuant to such plan with respect to any such incentive compensation for such year which includes Executive's date of death.

            (e) Resignation by Executive for Good Reason. Executive shall have the right to terminate his employment under this Agreement and receive the Severance Payment by the delivery of written notice to Company within thirty (30) days after any of the events hereinbelow defined as Good Reason. For purposes hereof, "Good Reason" means that:

                  (i) the Company has materially breached this Agreement and the Company has failed to cure such breach after thirty (30) days written notice from Executive;

                  (ii) there has occurred any material diminution or reduction in duties of Executive, whether in scope or nature;

                  (iii) Executive  fails to  report  directly  to the CEO of the
            Company (or reports to a CEO other than Christie Hefner);

                  (iv) there has occurred a Change in Control (as defined in the Severance Agreement referenced in paragraph (1) immediately below);

                  (v) the Company sells or otherwise transfers all or substantially all of its media assets in a single transaction or series of transactions, except if, and only for so long as, the Company, directly or indirectly, continues to own a controlling interest in the buyer or transferee; or

                  (vi) the Company permanently closes its New York office. With respect to the Severance Payment due, the specific amount due:

                        (A) under Section 5(b)(i), such amount shall be payable in a lump sum no later than ten (10) days following the effective date of the Executive's resignation under this paragraph (e);

                        (B) under Section 5(b)(ii), such amount shall be payable in a lump sum on the first day of the seventh month following the date of the Executive's resignation under this paragraph (e); and

                        (C) under Section 5(b)(iii), such amount shall be payable in accordance with the terms of the relevant underlying incentive compensation plan at the time all other executives are paid pursuant to

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

                  such plan with respect to any such incentive compensation for such year which includes Executive's date of resignation under this paragraph (e).

            (f) Severance Agreement (Change of Control). The Company is party to a certain severance agreement with certain executives of the Company ("the Severance Agreement") a copy of which is attached hereto as Exhibit
      A. The Company will enter into a Severance Agreement on substantially the same terms upon the execution hereof by Executive. Notwithstanding anything to the contrary, if the Executive has any rights to severance compensation upon involuntary termination of employment under any Severance Agreement (i.e., parachute agreement or change of control agreement) Executive may have with the Company or any other arrangement, any such rights under this Agreement shall be completely superseded by such Severance Agreement; for the avoidance of doubt, Executive can only receive severance compensation under this Agreement or under the Severance Agreement, not both.

            (g) No Offset or Mitigation. If Executive's employment with Company is terminated for any reason, Company will have no right of offset, nor will Executive be under any duty or obligation to seek alternative or substitute employment at any time after the effective date of such termination or otherwise mitigate any amounts payable by Company to Executive.

      6. Location of Executive's Activities. Executive's place of business in the performance of his duties and obligations under this Agreement shall be split principally between the Employer's place of business in Glendale, California and New York, New York. Notwithstanding the preceding sentence, Executive will engage in such travel and spend such time in other places, including Chicago, as may be necessary or appropriate in furtherance of his duties hereunder at the Employer's expense.

      7.    Miscellaneous.

            (a) Notices. All notices, requests, demands, consents, and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given and received,
      (i) if delivered by hand, the day it is so delivered, (ii) if mailed via the United States mail, certified first class mail, postage prepaid, return receipt requested, five business days after it is mailed, or (iii) if sent by a nationally recognized overnight courier for next business day delivery, the business day after it is sent, to the party to whom the same is so given or made, at the address of such party as set forth at the head of this Agreement, which address may be changed by notice to the other party hereto duly give as set forth herein, with copies delivered as follows:

            if to Executive:

            640 West End Avenue, #9B
            New York, NY 10024

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            with a copy to:

            Ted Schachter
            Schachter Entertainment
            1157 South Beverly Drive Los
            Angeles, CA 90035

            if to the Company:

            General Counsel
            Playboy Enterprises, Inc.
            680 North Lake Shore Drive
            Chicago, Illinois 60611

            (b) Governing Law; Jurisdiction. This agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Illinois. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Cook County, Illinois, and waives any claim based upon forum non-conveniens.

            (c) Headings. All descriptive headings in this agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

            (d) Counterparts. This Agreement maybe executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            (e) Severability. If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

            (f) Entire Agreement and Representation. This Agreement contains the entire agreement and understanding between Employee and Executive with respect to the subject matter hereof. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof. Except as otherwise provided herein, this Agreement cannot be changed or terminated except by an instrument in writing signed by the parties hereto.

            (g) Binding Effect. This Agreement shall be binding upon, and insure to the benefit of, each parties' successors, transferees, heirs and assigns.

            (h)   Confidentiality; Disclosure of Information.

                  (i) Confidentiality. Executive recognized and acknowledges that he will have access to Confidential Information (as defined below) relating to the business or interests of Company or of persons with whom Company may have business relationships. Except as permitted herein or as may be approved by

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            Company from time to time,  Executive will not during the Employment
            Period or at any time thereafter, use or disclose to any other person or entity, any Confidential Information of Company (except s required by applicable law or in connection with performance of Executive's duties and responsibilities hereunder). If Executive is requested or becomes legally compelled to disclose any of the Confidential Information, he will give prompt notice of such request or legal compulsion to Company. Company may waive compliance with this subparagraph (i) or will provide Executive with legal counsel at no cost to Executive to seek an appropriate remedy; provided however Executive may disclose any Confidential Information in the event notwithstanding all such efforts of the Company and such legal counsel Executive if compelled by court order to do so. The term "Confidential Information" means information relating to Company's business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, executive lists, employment agreements (other than this Employment Agreement), personnel policies, the substance of agreements with customers,
            suppliers  and  others,  marketing  arrangements,   customer  lists,
            commercial arrangements, or any other information relating to Company's business which is treated as confidential or proprietary by Company in accordance with its policies. Notwithstanding the immediately preceding sentence, the provisions of this subparagraph
            (i) shall not apply to any information that (A) is in the public domain; (B) is or becomes available to the public other than as a
            result  of  a   disclosure   by   Executive  in  violation  of  this
            subparagraph   (i);   (C)   was   available   to   Executive   on  a
            non-confidential   basis  prior  to  the  date  of  this  Employment
            Agreement; (D) was already lawfully in Executive's possession prior to the date of this Employment Agreement; or (E) becomes available to Executive on a non-confidential basis from a source other than Company. This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this subparagraph (i) by the Executive, regardless of whether the Executive continues to be employed by the Company.

                  (ii) Company Property. It is further agreed and understood by and between the parties to this Agreement that all "Company Materials," which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other codes, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like shall be the exclusive property of Company and, upon termination of Executive's employment with Company, and/or upon the written request of Company, all Company Materials, including copies thereof, as well as all other Company property then in Executive's possession or control, shall be returned to and left with Company.

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            (i)   Copyright.  Executive  acknowledges that all original works of authorship by Executive, whether created alone or jointly with others, relating to the Executive's employment with the Company, and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. Section 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by Company. If any such work is considered to be a work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. Section 101, as amended, such work is hereby conveyed and transferred completely and exclusively to Company. Executive hereby irrevocably designates counsel to Company as Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce Company's rights under this section, provided that such counsel shall take any such actions only after Executive has been requested in writing to do such acts by Company and failed to promptly do so. This Paragraph 7.9 shall survive the termination of this Agreement. Any conveyance of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights."

            (j) Indemnification. Company recognizes that the activities within the scope of Executive's employment create the potential in some jurisdictions of civil or even criminal actions being brought against Executive. To the fullest extent permitted by law, Company shall indemnify, defend, protect and hold Executive harmless from and against all claims, demands, causes of action, actions, suits, costs, damages, penalties, fines, liabilities, losses and expenses, whether civil or criminal, including, without limitation, reasonable attorneys' and consultant's fees and expenses arising out of or resulting from the performance of Executive's duties within the scope of Executive's employment. Company will include Executive as a named insured on Company's directors and officers liability policy.

            (k) Non-Competition and Non-Solicitation. Executive acknowledges that Company has invested substantial time, money and resources in the development and retention of its Confidential Information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of Executive's employment with Company, Executive will have access to Company's Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, vendors, cable operators, accounts and business partners of Company. Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, vendor, cable operator, account or business partner belongs exclusively to Company, including, but not limited to, any goodwill created s a result or direct or indirect contacts or relationships between Executive and any existing or prospective customers, vendors, cable operators, accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of Company depends upon his use of such skills on its behalf. In recognition of this, Executive covenants and agrees that:

                  (i) Noncompetition. During Executive's employment with Company, Executive may not, without prior written consent of Company (whether as an executive, agent, servant, owner, partner, consultant, independent contractor, representative, stockholder, or in any other capacity whatsoever) perform any work directly competitive in any way to the business of Company or a substantially planned business that Executive is aware of during Executive's employment with Company on behalf of any entity or person other than Company (including Executive).

                  (ii) Nonsolicitation of Employees. During Executive's employment with Company and for one year thereafter, Executive may not notice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with Company, absent prior written consent from Company.

                  (iii) Nonsolicitation   of   Customers.   During   Executive's
            employment with Company and for one year thereafter, Executive may not, directly or indirectly, entice, solicit or encourage any customer or prospective customer of Company to cease doing business with Company, reduce its relationship with Company or refrain from establishing or expanding a relationship with Company.

            (l)   Non-Disparagement Non-Disclosure.

                  (i) Nondisparagement. Executive and Company hereby agree that during the Employment Period and all times thereafter, neither Executive or Company will make any public statement, or engage in any conduct, that is disparaging to the other party or, in the case of Company, any of its Executives, officers, directors, or shareholders known to Executive, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of Company and the capabilities of Executive. Notwithstanding any term to the contrary herein, neither Executive nor Company shall be in breach of this subparagraph (i) for the making of any truthful statements under oath.

                  (ii) Nondisclosure. Executive will not directly or indirectly be the source of disclosing, by publishing or by granting interviews, of any Confidential Information (which is known to Executive to be confidential) concerning the personal, social or business activities of Company, its affiliates or the executives and principals and the officers, directors, agents and Executives of all the foregoing during or at any time after the termination of
            Executive's  employment,  subject  to the  exceptions  specified  in
            Section 7(11)(0. In addition, Executive agrees that without Company's express written approval in each case, Executive will not:

                        (A) write, be the source of or contribute to any articles, stories, books, screenplays or any other communication or publicity of any kind (written or otherwise) or deliver lectures in any way regarding or concerning the Confidential Information, or

                        (B) grant any interviews regarding or concerning the Confidential Information during or at any time after the termination of his employment.

            (m) Representations and Warranties. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action of the Company and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

                                             Playboy Enterprises, Inc.

                                             By:  /s/ Howard Shapiro
                                                 -------------------------
                                                  Howard Shapiro

                                                  /s/ R. Meyers
                                                 -------------------------
                                                  Robert Meyers

                                                                       EXHIBIT A

                    AMENDED AND RESTATED SEVERANCE AGREEMENT

      THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (this "Agreement"), dated as of September 1, 2008, is by and between Playboy Enterprises, Inc., a Delaware corporation (the "Company"), and Robert Meyers, (the "Executive") and is, effective as of January 1, 2008, hereby amending, restating and superseding that prior Severance Agreement between the parties dated September 15, 2006, for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

                                   WITNESSETH:

      WHEREAS, the Executive is a senior executive or key employee of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

      WHEREAS,   the  Company   recognizes   that,  as  is  the  case  for  most
publicly-held companies, the possibility of a Change in Control exists;

      WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executive officers and other key employees, including the Executive, applicable in the event of a Change in Control;

      WHEREAS, the Company wishes to ensure that its senior executives and other key employees are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and

     WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Company;

      NOW, THEREFORE, the Company and the Executive agree as follows:

      1. Certain Defined Terms: In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

            (a) "Base Pay" means the Executive's annual base salary at a rate not less than the Executive's annual fixed or base compensation as in effect for Executive immediately prior to the occurrence of a Change in Control or such higher rate as may be determined from time to time by the Board of Directors of the Company (the "Board") or a Committee thereof.

            (b) "Change in Control" means any of the following occurrences during the Term:

                  (i) Hugh M. Hefner directly or as beneficial owner and Christie Hefner cease collectively to hold over 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock"); or

                  (ii) except pursuant to a transaction described in the proviso to Section 1(b)(iv) or (v), a sale, exchange or other disposition of PLAYBOY Magazine; or

                  (iii) except  pursuant  to  a  transaction  described  in  the proviso to Section 1(b)(iv) or (v), the liquidation or dissolution of the Company; or

                  (iv) the Company is merged, consolidated or reorganized into or with another corporation or other legal person; provided, however, that no such merger, consolidation or reorganization will constitute a Change in Control if the merger, consolidation or reorganization is initiated by the Company and as a result of such merger, consolidation or reorganization not less than a majority of the combined voting power of the then-outstanding securities of the surviving, resulting or ultimate parent corporation, as the case may be, immediately after such transaction is held in the aggregate by persons who held not less than a majority of the combined voting power of the outstanding Voting Stock of the Company immediately prior to such transaction; or

                  (v)   the  Company   sells  or  otherwise   transfers  all  or
            substantially all of its assets to another corporation or other legal person; provided, however, that no such sale or transfer will constitute a Change in Control if the sale or transfer is initiated by the Company and as a result of such sale or transfer not less than a majority of the combined voting power of the then-outstanding securities of such corporation or other legal person, as the case may be, immediately after such sale or transfer is held in the aggregate by persons who held not less than a majority of the combined voting power of the outstanding Voting Stock of the Company immediately prior to such sale or transfer; or

                  (vi) an equity or other investment in the Company, the result of which is that Christie Heftier ceases to serve as the Company's Chief Executive Officer or relinquishes upon request or is divested of any of the following responsibilities:

                        (A) functioning as the person primarily responsible for establishing policy and direction for the Company; or

                        (B) being the person to whom the senior executives of the Company report; or

                  (vii) the  adoption  by the Board of a  resolution  that,  for purposes of this Agreement, a Change in Control has occurred.

For purposes of Section 1(b)(i), any Voting Stock beneficially owned (as such term is defined under Rule 13d-3 or any successor rule or regulation under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by the Hugh M. Hefner Foundation shall be deemed to be held by Christie Hefner if and so long as she has sole voting power with respect to such Voting Stock.

            (c)   "Cause"  means  that,  prior to any  termination  pursuant  to
      Section 3(b) hereof, the Executive shall have:

                  (i) been convicted of a criminal violation involving dishonesty, fraud or breach of trust; or

                  (ii) willfully engaged in misconduct in the performance of Executive's duties that materially injures the Company or any entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities (a "Subsidiary").

            (d)   "Disability" means a condition whereby the Executive:

                  (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

                  (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Executive's employer.

            (e) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, executive protection, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are provided thereunder immediately prior to a Change in Control.

            (f) "Incentive Pay" means bonus, incentive or other payments of cash compensation, in addition to Base Pay, made or to be made in regard to services rendered pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company, or any successor thereto providing benefits at least as great as the benefits provided thereunder immediately prior to a Change In Control.

            (g) "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred:

                  (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

                  (ii)  the  Company  or  any  Person   publicly   announces  an
            intention  to  take  or  to  consider   taking  actions  which,   if
            consummated, would constitute a Change in Control; or

                  (iii) the Board  adopts a resolution  to the effect that,  for purposes of this Agreement, a Potential Change in Control has occurred.

            (h) "Potential Change in Control Period" shall commence upon the occurrence of a Potential Change in Control and shall lapse upon the occurrence of a Change in Control or, if earlier:

                  (i) with respect to a Potential Change in Control occurring pursuant to Section 1(0(0, immediately upon the abandonment or termination of the applicable agreement;

                  (ii) with respect to a Potential Change in Control occurring pursuant to Section 1(0(ii), immediately upon a public announcement by the applicable party that such party has abandoned its intention to take or consider taking actions which if consummated would result in a Change in Control; or

                  (iii) with respect to a Potential Change in Control  occurring pursuant to Section 1(f)(iii), upon the one year anniversary of the occurrence of a Potential Change in Control (or such earlier date as may be determined by the Board).

            (i) "Severance Period" means the period of time commencing on the date of each occurrence of a Change in Control and continuing until the earliest of

                  (i) eighteen months following the occurrence of the Change in Control; or

                  (ii)  the Executive's death;

      provided, however, that commencing on each anniversary of the Change in Control, the Severance Period will automatically be extended for an additional eighteen months unless, not later than 120 calendar days prior to such date, either the Company or the Executive shall have given written notice to the other that the Severance Period is not to be so extended.

            (j) "Term" means the period commencing as of the date hereof and expiring as of the later of:

                  (i)   the close of business on December 31, 2008; or

                  (ii)  the expiration of the Severance Period;

      provided, however, that the term of this Agreement will automatically be extended each year for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended. Notwithstanding the foregoing, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company or any Subsidiary, thereupon without further action, the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this
      Section 1(i), the Executive shall not be deemed to have ceased to be an employee of the Company or any Subsidiary by reason of the transfer of Executive's employment between the Company and any Subsidiary, or among any Subsidiaries.

            (k) "Targeted Bonus" shall mean the targeted bonus for Executive's position as set forth in the Company's Executive Incentive Compensation Plan ("EICP") established for the then applicable fiscal year, which shall be equal to fifty percent (50%) times the maximum amount which Executive could earn under the EICP with respect to established quantifiable and objective financial goals.

      2. Operation of Agreement: This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement, to the contrary notwithstanding, will not be operative unless and until a Change in Control occurs, whereupon without further action this Agreement shall become immediately operative.

      3.    Termination Following a Change in Control:

            (a) In the event of the occurrence of a Change in Control, the Executive's employment may be terminated by the Company during the Severance Period and the Executive shall not be entitled to the benefits provided by Section 4 only upon the occurrence of one or more of the following events:

                  (i)   The Executive's death;

                  (ii)  The Executive's Disability; or

                  (iii) Cause.

      If, during the Severance Period, the Executive's employment is terminated by the Company other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by
      Section 4 hereof

            (b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period with the right to severance compensation as provided in Section 4 upon the occurrence of one or more of the following "Good Reason" events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment) which occur without the Executive's consent:

                  (i) the Executive is not elected to, or is removed from, any elected office of the Company and/or Subsidiary, as the case may be, which the Executive held immediately prior to the Change of Control; or

                  (ii) the Executive is not re-nominated by the Board as a Director of the Company (or any successor thereto) if the Executive shall have been a Director of the Company immediately prior to the Change in Control; or

                  (iii) the   assignment   to  the   Executive   of  any  duties
            inconsistent in any respect with the Executive's position, authority, duties or responsibilities which the Executive held immediately prior to the Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

                  (iv) any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

                  (v) a material reduction in the aggregate of the Executive's Base Pay and Incentive Pay payable to the Executive by the Company and any Subsidiary; or

                  (vi) the failure of a successor/tranferee organization to assume all duties and obligations of the Company under this Agreement pursuant to Section 10(a) following the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, and where the Executive has no employee/employer relationship with such successor/transferee organization following the Change of Control; or

                  (vii) The  Company  or any of its  Subsidiaries  requires  the
            Executive regularly to perform Executive's duties of employment beyond a materially different geographic radius from the location of Executive's employment immediately prior to the Change in Control or requires the Executive to travel away from Executive's office in the course of discharging Executive's responsibilities or duties hereunder at least 50% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change of Control.

            (c) A termination by the Company pursuant to Section 3(a) or 3(d) or by the Executive pursuant to Section 3(b) or 3(d) will not affect any rights or benefits which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits (an "Other Arrangement"), which rights and benefits shall be governed by the terms thereof, including, without limitation, rights to payments under the Company's bonus and incentive plans for prior fiscal years which have been earned but not yet paid to Executive. Notwithstanding the foregoing, if the Executive has any rights to severance compensation upon termination of employment under any employment agreement Executive may have with the Company or any Other Arrangement, such rights shall, during the Severance Period, be completely superseded by this Agreement; for the avoidance of doubt, Executive can only receive severance compensation under this Agreement or under the Other Arrangement, not both.

            (d) For purposes of this Agreement, a termination of Executive's employment during a Potential Change in Control Period:

                  (i) by the Company other than pursuant to the events described in Section 3(a)(i), 3(a)(ii) or 3(a)(iii); or

                  (ii) by Executive following the occurrence of one of the events described in Section 3(b)(i) through (vii),

      shall be deemed to be a termination of Executive's employment during the Severance Period entitling Executive to benefits provided by Section 4.

      4.    Severance Compensation:

            (a) If, following the occurrence of a Change in Control, the Company terminates the Executive's employment during the Severance Period other than pursuant to Section 3(a), or if the Executive terminates Executive's employment pursuant to Section 3(b), the Company will pay to the Executive the following:

                  (i) an amount (the "Severance Payment") equal to three times the sum of

                        (A)   Base Pay, plus

                        (B)   the greater of:

                              (I) the average actual bonus earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the three fiscal years ending immediately prior to the fiscal year in which occurs such Change in Control (or, such lesser number of years during which the Executive was employed by the Company and annualized in the case of any such bonus paid in respect of a portion of a fiscal year); and

                              (II) the Targeted Bonus (determined in accordance with Section 1(j) of this Agreement

            (the greater of Subclause (I) and Subclause (II) being hereinafter referred to as the "Highest Bonus");

      such Severance Payment shall be payable in a lump sum on the seventh month anniversary of the Executive's date of termination;

                  (ii) for 36 months following the Termination Date (the "Continuation Period"), the Company will arrange to provide the Executive with Employee Benefits that are welfare benefits (but not stock option, stock purchase, stock appreciation or similar compensatory benefits) no less favorable than those which the Executive was receiving or entitled to receive immediately prior to the Termination Date, including benefits provided under the Company's Executive Protection Plan. If and to the extent that any benefit described in this Section 4(a)(ii) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, or Executive's dependents and beneficiaries, of such Employee Benefits. Without otherwise limiting the purpose or effect of Section 5, Employee Benefits otherwise receivable by the Executive pursuant to this Section 4(a)(ii) will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period. Such welfare benefits shall be provided and paid for the Executive per regular payroll period of the Company commencing with the first payroll period following the Executive's termination of employment and continuing for 36 month thereafter. Medical expenses (as defined in Code Section 213(d)) paid pursuant to this subparagraph (ii) are intended to be exempt from Code Section 409A to the extent permitted under Treasury
            Regulation Sections 1.409A-1(b)(9)(v)(B) and - 3(i)(1)(iv)(B). However, to the extent any welfare benefits provided pursuant to this subparagraph (ii) do not qualify for exemption under Code
            Section 409A, the Company shall provide Executive with a lump sum payment in an amount equal to the number of months of coverage to which he is entitled times the then applicable premium for the relevant benefit plan in which Executive participated. Such lump sum amount will be paid during the second month following the month in which such coverage expires.

                  (iii) Notwithstanding any provision of any annual or long-term incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of:

                        (A) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Termination Date under any such plan and which, as of the Termination Date, is contingent only upon the continued employment of the Executive to a subsequent date; and

                        (B) the product of the Highest Bonus and a fraction, the numerator of which is the number of days in the fiscal year in which the

                  Termination Date occurs prior to the Termination Date and the denominator of which is 365.

            Such amount shall be paid to the Executive in accordance with the terms of the relevant underlying incentive compensation plan at the time all other executives are paid pursuant to such plan with respect to any such incentive compensation for such year which includes Executive's date of termination under this Section 4(a).

                  (iv) Notwithstanding the terms or conditions of any awards relating to a grant of restricted shares, all restricted shares which are not vested as of the Termination Date shall become fully vested.

                  (v) The Company shall provide the Executive with outplacement services suitable to the Executive's position. The Executive shall commence the outplacement services no later than sixty (60) days following his termination date under this Section 4(a), but in no event shall such services be provided beyond December 31 of the second year following the year of termination or, if earlier, the first acceptance by the Executive of an offer of employment..

            (b) There will be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement, except as expressly provided in
      Section 4(a)(ii).

            (c) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at the prime rate in effect at the First National Bank of Chicago. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

            (d) Notwithstanding any other provision hereof, the parties' respective rights and obligations under this Section 4 and under Sections 6 and 7 will survive any termination or expiration of this Agreement following a Change in Control or the termination of the Executive's employment following a Change in Control for any reason whatsoever.

      5. No Mitigation Obligation: The Company hereby acknowledges that it will be difficult and may be impossible:

            (a) for the Executive to find reasonably comparable employment following the Termination Date; and

            (b) to measure the amount of damages which Executive may suffer as a result of termination of employment hereunder.

Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable and will be liquidated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise reduce any payments or benefits to be provided to Executive hereunder, except as expressly provided in Section 4(a)(ii).

      6.    Certain Additional Payments by the Company:

            (a) In the event that this Agreement becomes operative and it is determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding anything to the contrary, any Gross-Up Payment pursuant to this Section 6(a) shall be paid no later than December 31 of the year following the year in which the Executive pays the applicable Excise Tax, and, if the Executive is a `specified employee', as defined and applied in Code
      Section 409A as of the termination date, no earlier than the first day of the seventh month following such date.

            (b) Subject to the provisions of Section 6(f) below, all determinations required to be made under this Section 6, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by Executive in Executive's sole discretion. Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the date of the Change in Control or the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Termination Date (or if there is no Termination Date, then the date on which the Gross-

      Up Payment is calculated for purposes of this Section 6(b)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that Executive has substantial authority not to report any Excise Tax on Executive's federal, state, local income or other tax return. Any determination by the Accounting Finn as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 6(f) below and Executive thereafter is required to make a payment of any Excise Tax, Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

            (c) The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 6(b) above.

            (d) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction.

            (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by
      Section 6(b) and (d) above will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of Executive's payment thereof.

            (f) Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable, but no later than 10 business days after Executive actually receives notice of such claim, and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of:

                  (i) the expiration of the 30-calendar-day period following the date on which Executive gives such notice to the Company; and

                  (ii) the date that any payment of amount with respect to such claim is due.

      If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

                        (A) provide the Company with any written records or documents in Executive's possession relating to such claim reasonably requested by the Company;

                        (B) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                        (C) cooperate with the Company in good faith in order effectively to contest such claim; and

                        (D)   permit   the   Company  to   participate   in  any
                  proceedings relating to such claim;

      provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 6(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 6(1) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at Executive's own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive haluiless, on an after-tax basis, from any excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (g) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(f) above, Executive receives any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of Section 6(f) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to
      Section 6W above, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30-calendar-days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 6.

      7. Legal Fees and Expenses: If it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void, invalid or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction.

Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company will pay and be solely financially responsible for Executive's out-of-pocket expenses, including reasonable attorneys' fees and expenses, incurred by the Executive in connection with any of the foregoing; provided, however, in the case of any such litigation or other action or proceeding in which the Company or any of its affiliates and Executive are adverse parties, the Company shall not pay or be responsible for any such expenses if the Company or any of its affiliates prevails against the Executive.

      8. Employment Rights; Termination Prior to Change in Control: Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

      9. Withholding of Taxes: The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

      10.   Successors and Binding Agreement:

            (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

            (b)   This Agreement will inure to the benefit of and be enforceable
      by  the  Executive's   personal  or  legal   representatives,   executors,
      administrators, successors, heirs, distributees and legatees.

            (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 10(a) and 10(b) hereof. Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, garnishment, creation of a security interest, claims for alimony, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section I0(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

      11. Notices: For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at Executive's principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

      12. Dispute Resolutions: Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

      13. Governing Law: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

      14. Validity: If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

      15. Miscellaneous: No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which is not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Effective as of the date hereof, this Agreement supersedes and replaces the prior Severance Agreement entered into between the Executive and the Company.

      16. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                                           PLAYBOY ENTERPRISES, INC.,

                                           By: /s/ Howard Shapiro
                                              ----------------------------------

                                           Title: EVP
                                                 -------------------------------

ACCEPTED and AGREED to:

 /s/ R. Meyers
------------------------
Robert Meyers